Exhibit 99.1

Wireless Telecom GroupINC.

25 Eastmans Road, Parsippany, NJ 07054

Tel. (973) 386-9696 Fax (973) 402-4042

WIRELESS TELECOM GROUP ANNOUNCES STOCK REPURCHASE

AND DIRECTOR RESIGNATIONS

NEWS RELEASE

Contact: Robert Censullo

(973) 386-9696

Thursday, April 10, 2014

Wireless Telecom Group, Inc. (NYSE MKT:WTT) announced today that the Company has repurchased 4,815,110 shares of its common stock, representing approximately 20% of its total shares outstanding (prior to the repurchase), from its largest shareholder, Investcorp Technology Ventures L.P. and its affiliates (“Investcorp”), for an aggregate purchase price of approximately $9.6 million, or $2.00 per share. The repurchased shares will be returned to the Company’s treasury.

Separately, Horton Capital Partners Fund, L.P. and related entities have acquired 1,657,556 shares representing approximately 8.6% of the total shares outstanding (after the repurchase of shares returned to the treasury), of common stock of the Company held by Investcorp. As a result of the Company’s repurchase and such additional transactions, Investcorp no longer holds any securities of the Company.

“We are excited to have completed the transaction and look forward to the growth opportunities ahead. We believe the stock repurchase represents an attractive use of our capital and reflects our commitment to the enhancement of long-term shareholder value,” stated Paul Genova, Chief Executive Officer of Wireless Telecom Group, Inc.

The Company funded the transaction from available cash.

Wireless Telecom Group, Inc. has received and accepted the resignations of Glenn Luk and Anand Radhakrishnan as directors of the Company, effective April 9, 2014. Mr. Luk, an advisor to Investcorp Technology Partners, served as a director of the Company since May 2010. Mr. Radhakrishnan, a principal at Investcorp Technology Partners, served as a director of the Company since September 2011. The Board of Directors wishes to thank Messrs. Luk and Radhakrishnan for their services.

Alan Bazaar has been elected to serve as the Chairman of the Board of the Company until the 2014 Annual Meeting of Stockholders. Mr. Bazaar, a Partner and Chief Executive Officer of Hollow Brook Wealth Management LLC, has served on the Board of Directors of the Company since June 2013. Mr. Bazaar also serves as the Chairman of the Company’s Nominating and Corporate Governance Committee, which will lead the Board’s search for new directors.

Forward-Looking Statements

Except for historical information, the matters discussed in this news release may be considered “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. Specifically, no assurances can be made with respect to: the Company’s future growth opportunities, enhancement of long-term shareholder value and the Board’s search for new directors. Further information regarding risks and uncertainties that could affect the Company’s results are identified in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2013.

About Wireless Telecom Group, Inc.

Wireless Telecom Group designs and manufactures radio frequency (RF) and microwave-based products for wireless and advanced communications industries and markets its products and services worldwide under the Boonton, Microlab and Noisecom brands. Its complementary suite of high performance components and instruments includes RF combiners and broadband combiner boxes for in-building distributed antenna systems deployments (DAS), RF power splitters and diplexers, hybrid couplers, peak power meters, signal analyzers, noise modules, precision noise generators. The Company serves both commercial and government markets including, WiFi, WiMAX, satellite, cable, radar, avionics and medical technologies and industries. Wireless Telecom Group is headquartered in Parsippany, New Jersey, in the New York City metropolitan area, and maintains a global network of Sales and Service offices for excellent product service and support. Wireless Telecom Group’s website address is http://www.wtcom.com.